Exhibit 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:	INVESTOR CONTACT
Susan Jaramillo	Carol Knies
Vice President, Communications	Sr. Director, Investor Relations
Exide Technologies	Exide Technologies
203/699-9133 phone	678/566-9316 phone
susan.jaramillo@exide.com	carol.knies@exide.com

Dana Baird
Director, Communications
City of Frisco
(972) 292-5080
dbaird@friscotexas.gov

EXIDE TECHNOLOGIES AND CITY OF FRISCO REACH TENTATIVE AGREEMENT REGARDING EXIDE’S FRISCO OPERATIONS

FRISCO, Texas, May 31, 2012 – Exide Technologies (NASDAQ: XIDE, www.exide.com) and the City of Frisco announced today a proposed agreement that would result in the sale of approximately 180-acres of undeveloped land surrounding Exide’s Frisco Operations  Under the terms of the agreement, the land, which consists of the current buffer zone around Exide’s plant, will be sold to the Frisco Community Development Corporation and the Frisco Economic Development Commission Corporation for $45 million.

Exide Technologies will retain ownership of the federal and state permitted plant site. As part of the proposed agreement, Exide would cease business operations in Frisco no later than December 31, 2012. Exide will assume responsibility for cleaning up the permitted plant site, including removal of all vertical structures with the exception of an administrative office building and wastewater treatment plant. The company will maintain the vacated plant site in accordance with EPA and Texas Commission on Environmental Quality (TCEQ) regulations.

“This agreement was a difficult one to make as Exide is committed to its employees and continuing to provide the critically important environmental service of recycling spent lead-acid batteries. However, this agreement makes the most sense for both Exide and the City of Frisco to move forward,” said Jim Bolch, Exide CEO and President. “I want to thank our loyal and hardworking employees who have continued to remain dedicated to Exide and the valuable service we provided throughout the years.  As we work through this process we will provide our employees with all the necessary support and career guidance.”

The Frisco Economic Development Corporation plans to sell parcels of land that stretch along the Dallas North Tollway corridor for corporate and regional headquarter development and the Frisco Community Development Corporation plans to use its parcels for parks and other municipal purposes.

“Exide has been a good corporate citizen of Frisco for more than four decades. This agreement recognizes that Frisco has changed from a rural community of about 1,100 people into one of the fastest-growing, most dynamic cities in the nation, with a current population of more than 125,000 people. This is a good business decision for Frisco that ensures a positive outcome for the City, Exide and protects the public as well as private investment around our central business district for years to come,” said Frisco City Manager George Purefoy.

City of Frisco Mayor Maher Maso pledged to seek state assistance for workers who are being displaced, “We were sensitive to the concerns expressed by Exide employees at our City Council meetings. I will ask the Texas Workforce Commission to provide their full resources to help Exide’s workers find new employment.”

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About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company’s four global business groups – Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.